EXHIBIT 10.1

                                                           STRICTLY CONFIDENTIAL




            This AGREEMENT (this "Agreement") is entered into, as of April 2, 2007, by and between Criticare Systems, Inc., a Delaware corporation ("Criticare"), on the one hand, and BlueLine Catalyst Fund VII, L.P. ("BlueLine Catalyst"), BlueLine Partners, L.L.C., a California limited liability company and the sole general Partner of BlueLine Catalyst ("BlueLine California"), BlueLine Capital Partners, L.P. ("BCP"), and BlueLine Partners, L.L.C., a Delaware limited liability company and the sole general Partner of BCP ("BlueLine Partners"), and any affiliates (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any of the foregoing (BlueLine Partners, BlueLine Catalyst, BlueLine California, BCP and any such affiliate, collectively, "BlueLine"), on the other hand. Criticare and BlueLine are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

            WHEREAS, on August 22, 2006, BlueLine announced that it would commence a consent solicitation (the "First Consent Solicitation") to elect a new majority of Criticare directors, and on September 12, 2006, BlueLine filed a definitive consent solicitation statement with the Securities and Exchange Commission ("SEC") soliciting written consents from holders of Criticare's common stock, par value $0.04 per share (the "Common Stock"), of record as of August 28, 2006, to: (1) repeal each provision of Criticare's By-laws (as hereinafter defined) or amendment thereto adopted subsequent to March 13, 2006 and prior to the effectiveness of the Proposals (as defined below); (2) amend
Section 3.02 of Article III of Criticare's By-laws to provide that the entire board of directors of Criticare will be elected each year; (3) remove all six of the then present members of the Board and any person or persons elected or designated by any such directors to fill any vacancy or newly created directorship; (4) amend Section 3.01 of Article III of Criticare's By-laws to fix the number of directors of Criticare at five; and (6) elect William Moore, Cindy Collier, and Robert Munzenrider and re-elect Emil Soika and Sam Humphries as directors of Criticare (collectively, the "Proposals");

            WHEREAS, on October 11, 2006, Criticare filed a definitive consent revocation statement with the SEC urging its stockholders to reject the Proposals, and on October 30, 2006, Criticare announced that BlueLine had failed to deliver to Criticare by the applicable statutory deadline of October 27, 2006 the requisite number of written consents from Criticare's stockholders necessary to effect the Proposals;

            WHEREAS, on November 20, 2006, BlueLine filed a preliminary consent solicitation statement with the SEC soliciting written consents from holders of the Common Stock of record as of November 17, 2006 to effect the Proposals (the "Second Consent Solicitation");

            WHEREAS, Section 3.02 of Criticare's Restated By-Laws (as amended through March 13, 2006) (the "By-laws") provides, among other things, that the Board be divided into three classes as nearly equal in number as may be, with a term of one class expiring in each year, and that, at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting;

            WHEREAS, Section 3.01 of the By-Laws provides that the number of directors of Criticare shall be that number as the Board may establish but no fewer than two (2) nor more than seven (7), and on January 26, 2006, the Board set the number of directors of Criticare at six (6);

            WHEREAS, the Board currently consists of the following six directors: Higgins D. Bailey, Ed.D (Chairman) and Sam B. Humphries, whose terms expire at the 2007 annual meeting of stockholders of Criticare (sometimes referred to herein as the "First Class Directors" or "First Class Directorship"); Jeffrey T. Barnes (Vice Chairman) and N.C. Joseph Lai, Ph.D, whose terms expire at the 2008 annual meeting of stockholders of Criticare (sometimes referred to herein as the "Second Class Directors" or "Second Class Directorship"); and Emil H. Soika and Stephen K. Tannenbaum (both of whom were elected at Criticare's 2006 annual meeting of stockholders held on December 19,
2006), whose terms expire at the 2009 annual meeting of stockholders of Criticare (sometimes referred to herein as the "Third Class Directors" or "Third Class Directorship");

            WHEREAS, Criticare and BlueLine have each determined that it is in their respective best interests and in the best interests of their stockholders and/or investors, as applicable, that the Parties enter into this Agreement with respect to the Second Consent Solicitation, the composition of the board of directors of Criticare (the "Board") and certain related matters, as more fully set forth herein; and

            WHEREAS, each of the initial BlueLine Nominees (as hereinafter defined) has completed and furnished to Criticare Directors' & Officers' Questionnaires, and the Parties have determined that (i) each such initial BlueLine Nominee meets the standard for "independence" set forth in Section 121 of the AMEX Company Guide, and otherwise complies with the requirements of
Section 2(e) hereof, and (ii) one of the initial BlueLine Nominees (Robert Munzenrider) is not affiliated with, and is not an "immediate family member" (as such term is defined in Commentary .01 to Section 121 of the AMEX Company Guide) of, BlueLine (the "Unaffiliated BlueLine Nominee").

            NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants, agreements, promises, releases and representations set forth herein, the Parties agree as follows:

            1. Withdrawal of Second Consent Solicitation and Related Matters.

           (a) Immediately after execution and delivery of this Agreement by the Parties (the "Effective Time"), and without further action by the Parties:

                      (i) any and all written consents purportedly delivered to Criticare and/or its registered agent by BlueLine or any other Criticare stockholder in connection with the Second Consent Solicitation, before, on or after the Effective Time, including the written consent purportedly delivered by BlueLine to Criticare on November 17, 2006 (collectively, the "Written Consents"), shall, to the fullest extent permitted by law, be deemed null and void, without force and effect, and withdrawn, and BlueLine agrees that it shall not deliver any such Written Consents to Criticare in the manner required by law; and

                      (ii) the Second Consent Solicitation shall be terminated and, to the fullest extent permitted by law, be deemed null and void, without force and effect, and withdrawn, with the same effect as if the Second Consent Solicitation had never been initiated, and BlueLine agrees that it shall, and shall cause its directors, officers, employees, agents and representatives to, take any and all lawful actions, as may be necessary or advisable under the Exchange Act and the rules and regulations promulgated thereunder, to cause the Second Consent Solicitation to be terminated and, to the fullest extent permitted by law, be deemed null and void, without force and effect, and withdrawn, with the same effect as if the Second Consent Solicitation had never been initiated.

            (b) BlueLine covenants and agrees that (i) it shall not, without Criticare's prior written consent, disclose to any third party, directly or indirectly, any information relating to the final or any intermediate tally of written consents with respect to the First Consent Solicitation or the Second Consent Solicitation, unless so required under applicable law (provided that, to the extent permitted by law, it shall notify Criticare in writing as early as possible in advance of such disclosure), (ii) it shall cause its directors, officers, employees, agents and representatives to comply with such prohibition, and (iii) within two business days after the Effective Time, it shall cause all Written Consents in its possession or under its control to be destroyed and will provide a written certification to Criticare that such action has been taken.

            2. Board Representation and Related Matters.

            (a) To the fullest extent permitted by law, Criticare shall:

                       (i) cause Jeffrey T. Barnes to resign his Second Class Directorship, which resignation shall be effective immediately prior to the Effective Time;

                       (ii) cause the number of directors constituting the whole Board to be increased from six (6) to seven (7), which increase shall be effective immediately prior to the Effective Time, and the additional director seat shall be allocated to the Third Class Directors such that the Third Class Directors shall consist of three members;

                       (iii) cause the Board to fill the vacancy in the Third Class Directorship created by the aforesaid increase with Jeffrey T. Barnes, which filling of such vacancy shall be effective immediately prior to the Effective Time and immediately following the resignation of Jeffrey T. Barnes pursuant to clause
(i);

                       (iv) cause Stephen K. Tannenbaum to resign his Third Class Directorship, which resignation shall be effective at the Effective Time; and

                       (v) cause the Board to (x) fill the vacancy in the Third Class Directorship created by the resignation of Stephen K. Tannenbaum with William Moore, such that William Moore shall become a Third Class Director, and
(y) (subject to the other provisions of this Section 2) fill the vacancy in the Second Class Directorship created by the resignation of Jeffrey T. Barnes with Robert Munzenrider, such that Robert Munzenrider shall become a Second Class Director, in each case effective as of the Effective Time, such that, at the Effective Time (and immediately following the resignation of Stephen K. Tannenbaum), the Board shall consist of the following directors in the following classes:

                  First Class Directors:

                  (1) Higgins D. Bailey, Ed.D (Chairman)
                  (2) Sam B. Humphries

                  Second Class Directors:

                  (3)  N.C. Joseph Lai, Ph.D
                  (4)  Robert Munzenrider

                  Third Class Directors:

                  (5) Jeffrey T. Barnes (Vice Chairman)
                  (6) William Moore
                  (7) Emil H. Soika

William Moore and Robert Munzenrider (together with any alternative nominee(s) nominated by BlueLine in accordance with this Section 2) are referred to herein together as the "BlueLine Nominees" and individually as a "BlueLine Nominee." The Parties agree, to the fullest extent permitted by law and notwithstanding anything to the contrary contained in the first sentence of Section 3.10 of the By-laws, if any, that any directors chosen in accordance with this Section 2(a) shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be elected and qualified. BlueLine further agrees, to the fullest extent permitted by law and notwithstanding anything to the contrary contained in the last sentence of
Section 3.10 of the By-laws or Section 223(c) of the General Corporation Law of the State of Delaware, if any, that it shall not, and shall cause its directors, officers, employees, agents and representatives not to, apply to the Court of Chancery of the State of Delaware to summarily order an election of directors of Criticare to fill the vacancies created or provided for in this Agreement.

            (b) From and after the Effective Time and until the 30th day prior to Criticare's 2009 annual stockholders meeting (the "Agreed Period"), if any of the BlueLine Nominee(s) then serving as Criticare director(s) shall no longer be able to serve as director(s) for any reason whatsoever, to the fullest extent permitted by law, BlueLine shall have the right (and Criticare shall do all lawful things reasonably necessary) to cause the Board to fill any vacancy caused by the resignation of the BlueLine Nominee(s) as aforesaid, with one or more alternative individuals nominated by BlueLine and meeting the criteria set forth in this Section 2(b); provided, however, that BlueLine's right to fill such vacancy or vacancies with one or more alternative BlueLine Nominee(s) shall be subject in all respects to BlueLine's beneficial ownership (within the meaning of Rule 13d-3 of the SEC) of Criticare Common Stock remaining above (x) 1,106,827 shares (which number shall be subject to adjustment to the extent of any reclassification, stock dividend, stock split or combination, recapitalization or similar transaction) (the "9.0% Ownership Threshold"), in order for BlueLine to have the right to have up to two alternative BlueLine Nominees (one of whom shall be an Unaffiliated BlueLine Nominee) appointed to the Board, and (y) 614,904 shares (which number shall be subject to adjustment to the extent of any reclassification, stock dividend, stock split or combination, recapitalization or similar transaction) (the "5% Ownership Threshold"), in order for BlueLine to have the right to have up to one alternative BlueLine Nominee (who shall be an Unaffiliated BlueLine Nominee) appointed to the Board, as more fully set forth in this Section 2. Any such alternative BlueLine Nominee(s) must be reasonably acceptable to Criticare's Nominating and Corporate Governance Committee; provided, however, that each alternative BlueLine Nominee shall meet the standard for "independence" set forth in Section 121 of the AMEX Company Guide and otherwise comply with the requirements of Section 2(e) hereof to the extent applicable.

            (c) The Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, (i) at no time after the Effective Time, shall Criticare have any obligation to nominate any BlueLine Nominees for re-election to the Board at any Criticare annual or special stockholders meeting (or in connection with any stockholder consent in lieu of any such meeting), and
(ii) after the expiration of the Agreed Time, Criticare shall not be obligated to take any action or do any thing to cause any individuals nominated by BlueLine to be nominated or appointed to the Board or elected at any Criticare annual or special stockholders meeting, or to fill any vacancy created by the death, resignation, disqualification or removal of any one or more of the BlueLine Nominee(s).

            (d) In furtherance of the other provisions of this Section 2:

                       (i) on or before the Effective Date or on or before the filling of any vacancies as provided in Section 2(b), BlueLine shall procure from any BlueLine Nominee who is not an Unaffiliated BlueLine Nominee, such director's irrevocable written resignation from the Board, conditioned upon, and effective immediately upon, BlueLine's beneficial ownership (determined as set forth above) of outstanding Common Stock dropping below the 9.0% Ownership Threshold, which resignation shall provide that (x) the Board can, within ten (10) business days after receipt of the notice provided for in Section 4(a), accept or reject such resignation in its sole discretion, and (y) if the Board does not act to accept such resignation within such period, such resignation will expire and thereafter become null and void. Following BlueLine's beneficial ownership (determined as set forth above) of outstanding Common Stock dropping below the 9.0% Ownership Threshold, BlueLine's right to nominate any BlueLine Nominee who is not an Unaffiliated BlueLine Nominee shall immediately terminate. BlueLine covenants and agrees that it shall take all lawful actions, if any, necessary or advisable to give effect to the resignation of any such BlueLine Nominee that has been accepted by the Board; and

                       (ii) BlueLine's right to nominate any BlueLine Nominee to fill any vacancy caused by the inability of such BlueLine Nominee to continue to serve as director for any reason whatsoever, as provided in Section 2, shall immediately terminate upon BlueLine's beneficial ownership (determined as set forth above) of outstanding Common Stock dropping below the 5% Ownership Threshold.

            (e) BlueLine shall cause each BlueLine Nominee (i) who is not an Unaffiliated BlueLine Nominee to comply with all duly authorized lawful policies and practices of the Board (and any committee thereof of which such BlueLine Nominee may be a member), now in effect or hereinafter duly adopted by, and provided to, the Board, and (ii) to provide Criticare with completed Directors' & Officers' Questionnaires, in a form which Criticare shall provide and which form of questionnaire Criticare ordinarily uses, in accordance with Board policy and practice as applicable to all directors. In addition, the Parties hereby acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the exercise by the Board or any committee thereof, or any member of the foregoing (in his capacity as such), of its or his fiduciary duties or obligations under applicable law, shall not constitute a breach of this Agreement.

            (f) Criticare covenants and agrees that, during the Agreed Period, it shall not (i) convene a regular or special meeting of the Board or of any committee of the Board on which any BlueLine Nominee then serves without providing advance notice, in accordance with the relevant provisions of the By-laws and/or such committee's charter, of such meeting to, or obtaining a waiver thereof from, the applicable BlueLine Nominee, and which notice, in any event, shall be the same notice as provided to all directors, and (ii) without the approval of the Unaffiliated BlueLine Nominee (x) increase the size of the Board, (y) create an Executive Committee of the Board (or any other committee that would have general Board power and authority like an Executive Committee), or (z) create any other committees of the Board, except any such committees that are required by law or under applicable listing standards or that the Board, advised by outside counsel, deems it advisable to create under applicable Delaware law.

            (g) As of the Effective Time, the Board shall fill the vacancy on the Audit Committee of the Board created by the resignation of Stephen K. Tannenbaum with Robert Munzenrider and designate Robert Munzenrider as the Chairman of such Audit Committee; provided, however, that Mr. Munzenrider's continued service as a member and Chairman of the Audit Committee shall be subject to his continuing to qualify as an

Unaffiliated BlueLine Nominee and to meet any and all applicable qualifications for service on such committee (including as set forth in such Audit Committee's charter, the rules and regulations of the SEC and any applicable listing standards in effect from time to time).

            (h) Subject to the other provisions of this Agreement, the BlueLine Nominees shall have and be entitled to exercise the same powers, protections, obligations and compensation as other directors of Criticare, and shall have such rights provided to, and obligations required by, directors of a Delaware corporation under Delaware law. Without limiting the foregoing, at the Effective Time, Criticare shall add the BlueLine Nominees to Criticare's existing Directors' and Officers' Insurance Policy and (if applicable) enter into indemnification agreements with the BlueLine Nominees in form and substance identical to the indemnification agreements (if any) entered into with other Board members (who are not also officers or employees of Criticare).

            3. Standstill. Subject to the last paragraph of this Section 3, BlueLine covenants and agrees that during the Agreed Period, unless specifically requested in writing in advance by a majority of the Board (excluding any BlueLine Nominee who is not an Unaffiliated BlueLine Nominee), BlueLine shall not, and shall cause its directors, officers, employees, agents, representatives and affiliates not to, directly or indirectly, assist (including by providing information or financing), encourage or participate with others to:

            (a) acquire, announce an intention to acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase, gift, tender or exchange offer, or otherwise, beneficial or record ownership of any shares of Common Stock or any other voting securities of Criticare or any of its subsidiaries, including any rights, warrants, options or other securities convertible into or exchangeable for such shares or other voting securities, or any assets of Criticare or any division or subsidiary thereof, from Criticare stockholders, Criticare or third parties; provided, however, that nothing in this Section 3(a) shall be deemed to limit, restrict or prevent BlueLine from acquiring additional shares of Common Stock in an aggregate amount that, when added to all shares then beneficially owned (within the meaning of Rule 13d-3 of the SEC) by BlueLine, do not exceed 14.9% of the then-outstanding shares of Common Stock (the "Maximum Ownership Threshold");

            (b) form, join or in any way engage in discussions relating to the formation of, or participate in, a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to shares of Common Stock or any other voting securities of Criticare, or any of the matters covered by this Section, or otherwise act in concert with any Person (as hereinafter defined) in respect of any such shares or voting securities or matters;

            (c) arrange, or in any way participate in, any financing for the purchase by any individual, corporation, partnership, limited liability company, limited partnership, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any successor, by merger or otherwise, of any of the foregoing (collectively, "Persons" and each, a "Person"), of any shares of Common Stock or any other voting securities or assets or businesses of Criticare or any of its affiliates;

            (d) join in or in any way participate in any pooling agreement, stockholders agreement, voting trust or other arrangement or agreement with respect to the voting of any shares of Common Stock or other voting securities of Criticare;

            (e) make, seek to propose or participate in making an offer or proposal to Criticare, Criticare's stockholders or any third party (by public announcement, submission to Criticare, such stockholders or third party or otherwise) in respect of any extraordinary corporate transaction involving Criticare, its Common Stock or other voting securities or the capital stock or voting securities of any of its affiliates, including by merger, consolidation, tender or exchange offer, reorganization, recapitalization, extraordinary dividend, dissolution, restructuring, liquidation, sale or transfer of assets (other than in the ordinary course of Criticare's business) or otherwise, or the acquisition or purchase by BlueLine or any other Person of all or any portion of the assets or shares of Common Stock or other voting securities of Criticare or the capital stock or voting securities of any of its affiliates, including by merger, consolidation, tender or exchange offer, reorganization, recapitalization, extraordinary dividend, dissolution, restructuring, liquidation, sale or transfer of assets (other than in the ordinary course of Criticare's business) or otherwise;

            (f) (i) solicit proxies or consents for the voting of any Common Stock or other voting securities of Criticare or any of its subsidiaries or otherwise become a "participant," directly or indirectly, in any "solicitation" of "proxies" or consents to vote, or become a "participant" in any "election contest" involving Criticare, or its Common Stock or other voting securities, or such subsidiary (all terms used herein and defined in Regulation 14A under the Exchange Act having the meanings assigned to them therein), including by any means allowed by or pursuant to the "e-proxy" amendments to the proxy rules adopted or proposed by the SEC on December 13, 2006, (ii) call or seek to call, directly or indirectly, any special meeting of stockholders of Criticare for any reason whatsoever, (iii) seek, request, or take any action to obtain or retain, directly or indirectly, any list of holders of Common Stock or any voting or other securities of Criticare or to obtain or retain, directly or indirectly, the books and records of Criticare or its affiliates, (iv) seek to advise or influence any Person with respect to the voting of Common Stock or any other voting securities of Criticare or any of its subsidiaries, (v) initiate, propose or otherwise "solicit" Criticare stockholders for the approval of shareholder proposals, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, (vi) otherwise communicate with Criticare's stockholders or holders of voting securities of Criticare or any of its subsidiaries pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, (vii) participate in, or take any action pursuant to, any "shareholder access" proposal which may be adopted by the SEC whether in accordance with previously proposed Rule 14a-11 or otherwise,
(vii) otherwise engage in any course of conduct with the purpose of causing other stockholders of Criticare or the holders of voting securities of Criticare to vote contrary to the recommendation of the Board on any matter presented to Criticare's stockholders or holders of voting securities of Criticare for their vote or challenging the policies of Criticare, or (viii) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board, policies or affairs of Criticare or any of its subsidiaries (it being understood that this clause (iii) shall not limit the exercise of the powers, protections and obligations of the BlueLine Nominee(s) as director(s) of Criticare under Delaware law);

            (g) except as permitted by this Agreement, propose any change in the composition or classification of the Board or management of Criticare, including any plans or proposals to change the number or term of directors or fill any vacancies on the Board;

            (h) seek to change Criticare's certificate of incorporation or By-laws or Criticare's business or corporate structure (it being understood that the foregoing provisions of this subsection (h) shall not limit the exercise of the powers, protections and obligations of the BlueLine Nominee(s) as director(s) of Criticare under Delaware law) or otherwise take any action inconsistent with the ownership of shares of Common Stock or any other voting securities of Criticare solely for the purpose of investment;

            (i) (i) make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Criticare, its management, policies or affairs or any of its Common Stock, securities or assets or those of its affiliates or this Agreement that is inconsistent with the provisions of this Agreement, including a request (by submission to Criticare, public announcement or otherwise) in any form that the prohibitions set forth in this Agreement be waived or that Criticare take any action which would permit BlueLine to take any of the actions prohibited by this Agreement, (ii) otherwise seek in any fashion, directly or indirectly, a waiver, amendment or modification of any provision of this Agreement or make any statement (to Criticare or a third party or by public announcement) relating to BlueLine's willingness to pursue any such prohibited action conditioned upon waiver, amendment or modification of any provision of this Agreement, or (iii) take any action that could require Criticare to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; and

            (j) (i) initiate, solicit, encourage, advise, assist, facilitate, finance, or otherwise participate with, any other Person in the taking by such Person of any of the foregoing actions, (ii) make any investments in any Person that engages, or offers or proposes to engage, in any of the foregoing, or (iii) otherwise enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any of the foregoing actions.

BlueLine shall promptly advise Criticare of any inquiry or proposal made to BlueLine or any of its affiliates or representatives with respect to any of the foregoing.

            4. Limitations on Standstill. Notwithstanding any other provision of this Agreement to the contrary, nothing in Section 3 shall (a) prevent BlueLine from selling shares of Common Stock or purchasing Common Stock up to the Maximum Ownership Threshold, provided that in each such case BlueLine shall promptly (but not later than the earlier of (i) any public disclosure thereof and (ii) one business day after such sale or purchase) notify Criticare in writing of any such sale or purchase, (b) limit the BlueLine Nominees (during the term of their service as directors of Criticare) from taking any action in their capacity as directors of Criticare and/or complying with their fiduciary duties as directors of Criticare, or (c) prevent BlueLine from voting the shares of Common Stock owned by it on the record date for such action in its discretion, provided BlueLine is otherwise in compliance with the provisions of Section 3.

            5. Mutual Release and Waiver.

            (a) To the fullest extent permitted by law, BlueLine (for itself, its directors, officers, employees, agents, representatives, affiliates, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge Criticare and its directors, officers, employees, agents, attorneys, partners, stockholders, representatives and affiliates, past or present, and any successors or assigns thereof (each, a "Criticare Person"), from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud), known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court, which BlueLine has or may have against any Criticare Person by reason of any and all acts, omissions, events or facts occurring or existing prior to the Effective Time, including all claims arising under contract, tort, common law, or any federal, state or other governmental law, statute, regulation or ordinance or common law, excepting only those obligations expressly required to be performed hereunder.

            (b) To the fullest extent permitted by law, Criticare (for itself, its directors, officers, employees, agents, representatives, affiliates, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge BlueLine and its directors, officers, employees, agents, attorneys, partners, stockholders, representatives and affiliates, past or present, and any successors or assigns thereof (each, a "BlueLine Person"), from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud), known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court, which Criticare has or may have against any BlueLine Person by reason of any and all acts, omissions, events or facts occurring or existing prior to the Effective Time, including, all claims arising under contract, tort, common law, or any federal, state or other governmental law, statute, regulation or ordinance or common law, excepting only those obligations expressly required to be performed hereunder.

            (c) Except for those obligations created by or arising out of this Agreement and except as limited in this Agreement, it is the intention of BlueLine and Criticare in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention and to the fullest extent permitted by law, BlueLine and Criticare hereby expressly and mutually consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

            (d) BlueLine and Criticare acknowledge that each Party may hereafter discover claims or facts in addition to or different from those which each Party now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. To the fullest extent permitted by law, BlueLine and Criticare hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts (other than rights, claims or other causes of action arising out of fraud).

            6. Mutual Non-Disparagement. Each of the Parties covenants and agrees that none of it or its respective subsidiaries, officers, employees or directors shall in any way knowingly disparage, attempt to discredit, or otherwise call into disrepute, the other Party or such other Party's subsidiaries, officers, directors or employees, or any of its products or services, in any manner that would damage the business or reputation of such other Party, its products or services or its subsidiaries, officers, directors or employees. Without limiting the foregoing, except as required by law (including the rules and regulations of the SEC and applicable listing standards), neither Party shall make any comments or statements to the press, investors (including stockholders of Criticare), analysts, government entities (including the SEC), or any individual or entity with whom the other Party has a business relationship or any other Person, if such comment or statement would reasonably be expected to adversely affect the business or reputation of such other Party or any of its products or services or any of its subsidiaries, officers, directors or employees.

            7. Non-Solicitation. During the Agreed Period, BlueLine shall not, directly or indirectly, either on BlueLine's own behalf or on behalf of any other Person, encourage, facilitate or attempt to persuade or solicit any Person who is an officer of, employee of, or consultant, independent contractor or other supplier or vendor for, Criticare, (i) to terminate or materially and adversely alter such employment, consulting, independent contractor or supplier or vendor relationship, (ii) to take any action against, or that would materially and adversely affect, Criticare, the Board or Criticare' current management, or (iii) to use any confidential information relating to Criticare or its business for the benefit of any Person other than Criticare.

            8. Confidentiality. Any information obtained by either Party relating to the other Party as a result, directly or indirectly, of the entering into and performance of this Agreement (collectively, the "Confidential Information") shall be kept confidential by the Party receiving such Confidential Information (the "Receiving Party") and shall not, directly or indirectly, be misappropriated, disclosed, copied, used, reproduced, sold or made available to any third party at any time without the express written consent of the Party disclosing such Confidential Information (the "Disclosing Party"). Notwithstanding the foregoing, Confidential Information does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or as a result of the breach of this Agreement by the Receiving Party, (ii) that the Receiving Party receives on a non-confidential basis from a source other than the Disclosing Party or any of its current or former officers, directors, employees, consultants, stockholders, agents, representatives or affiliates, provided such source is not subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, or (iii) that the Receiving Party is required by applicable law to disclose; provided that, the Receiving Party promptly shall notify the Disclosing Party in the event the Receiving Party is required by applicable law to disclose any Confidential Information.

            8. Public Announcements. Immediately after the Effective Time, the Parties shall issue a joint press release in the form attached hereto as Exhibit A (the "Press Release"). Thereafter, except as required by law, none of the Parties shall issue or make any statements, public or otherwise, regarding this Agreement, its terms, the obligations of the Parties hereunder, or any other matters discussed in the Press Release, which statements are inconsistent with such Press Release.

            9. Expenses.

            (a) Except as otherwise provided in this Section 9, the Parties shall bear their own expenses related to the First Consent Solicitation or the Second Consent Solicitation and the preparation, negotiation and delivery of this Agreement.

            (b) As reimbursement for a portion of the expenses incurred by BlueLine related to the First Consent Solicitation, Second Consent Solicitation, the negotiation of this Agreement and related matters, Criticare agrees as follows: On or prior to 10 business days after the Effective Time, and provided that Criticare has received from BlueLine written documentation of reasonable and actual out-of-pocket expenses incurred by BlueLine in connection therewith, Criticare shall pay to BlueLine (by wire transfer in immediately available funds to an account designated in writing by BlueLine at least three days in advance thereto) $20,000.00 in cash.

            10. Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that:

            (a) it is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction or organization;

            (b) it has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate, partnership or limited liability company action, as the case may be; and

            (c) this Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            11. Miscellaneous Provisions.

            (a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the obligations of the Parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflict of laws principles of the State of Delaware.

            (b) To the fullest extent permitted by law, each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns shall be brought and determined in a state or federal court sitting in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the co-exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the obligations of the Parties hereunder (and agrees not to commence any action, suit or proceeding relating thereto except in such courts, except to enforce judgments rendered by such state or federal courts; such actions to enforce a Delaware judgment may be brought in any court of competent jurisdiction). To the fullest extent permitted by law, each of the Parties further agrees to accept service of process in any manner permitted by such courts. To the fullest extent permitted by law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the obligations of the Parties hereunder, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any court anywhere or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) that the suit, action or proceeding in any such court is brought in an inconvenient forum, (d) that the venue of such suit, action or proceeding is improper or (e) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            (c) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall, to the fullest extent permitted by law, be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

            (d) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party and otherwise as expressly set forth herein.

            (e) No failure or delay of any of the Parties in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any of the Parties to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

            (f) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

            (g) This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. Notwithstanding any oral agreement of the Parties or their representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the matters contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

            (h) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (a "Breach"). Accordingly, the Parties agree that the non-breaching Party shall be entitled, to the fullest extent permitted by law, to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in New Castle County, Delaware, this being in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity. Each of the Parties further hereby waives, to the fullest extent permitted by law, (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. In addition, each of the Parties agrees that in the event of a Breach by such Party, the non-breaching Party shall be entitled to payment by the breaching Party of any expenses, including the reasonable fees and expenses of legal counsel, that such non-breaching Party may incur in connection with its enforcement of the provisions of this Agreement.

            (i) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            (j) TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF EACH OF THE PARTIES HEREUNDER.

            (k) All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

                  if to Criticare to:

                       Criticare Systems, Inc.
                       20925 Crossroads Circle, Suite 100
                       Waukesha, Wisconsin 53186
                       Attention:  Emil Soika
                       Facsimile:  (262) 798-8728

                  with a copy (which shall not constitute notice) to:

                       Greenberg Traurig LLP
                       200 Park Avenue
                       New York, New York 10166
                       Attention:  Lorenzo Borgogni, Esq.
                       Facsimile:  (212) 801-6400
                  if to BlueLine to:

                       BlueLine Partners, LLC
                       4115 Blackhawk Plaza Circle, Suite 100
                       Danville, CA 94506
                       Attention:  Scott A. Shuda
                       Facsimile:  (925) 648-2086

                  with a copy (which shall not constitute notice) to:

                       Nelson Mullins Riley & Scarborough LLP
                       999 Peachtree Street, 14th Floor
                       Atlanta, Georgia  30309-3964
                       Attention:  Steven L. Berson
                       Facsimile:  (404) 817-6050

            (l) When a reference is made in this Agreement to a Section of this Agreement, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including," and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. No provision of this Agreement shall be construed against or interpreted to the disadvantage of either Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or dictated such provision. Each Party hereto acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties.

            (m) Each of the Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the obligations of each of the Parties hereunder. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

            (n) This Agreement may be executed in two or more counterparts, all of which shall be considered as one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

            (o) This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                                   CRITICARE SYSTEMS, INC.

                                   By: /s/ Emil Soika
                                       --------------------------------
                                         Name: Emil Soika
                                         Title: President and CEO


                                   BLUELINE CATALYST FUND VII, L.P.

                                   By: BlueLine Partners, L.L.C.
                                                Its: General Partner

                                   By: /s/ Scott Shuda
                                       --------------------------------
                                          Name: Scott Shuda
                                          Title: Manager


                                   BLUELINE PARTNERS, L.L.C.


                                   By: /s/ Scott Shuda
                                       --------------------------------
                                          Name: Scott Shuda
                                          Title: Manager


                                   BLUELINE CAPITAL PARTNERS, L.P.

                                   By: BlueLine Partners, L.L.C.
                                               Its: General Partner

                                   By: /s/ Scott Shuda
                                       --------------------------------
                                          Title: Manager


                                   BLUELINE PARTNERS, L.L.C.

                                   By: /s/ Scott Shuda
                                       --------------------------------
                                          Name: Scott Shuda
                                          Title: Manager

                   [Signature Page to April 2, 2007 Agreement]

                                    EXHIBIT A




News Release
________________________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:      Emil Soika, President and CEO--Criticare         (262) 798-8282
              Joel Knudson, Vice President-Finance--Criticare  (262) 798-5335
              Scott Shuda, Managing Director--BlueLine         (925) 988-0285


CRITICARE AND BLUELINE REACH AGREEMENT ON BOARD COMPOSITION

MILWAUKEE--(BUSINESS WIRE)--April 2, 2007--CRITICARE SYSTEMS, INC. (AMEX:CMD-News). Criticare Systems, Inc. today announced that it has entered into an agreement with BlueLine Partners, L.L.C. and its affiliates, who as a group hold approximately 11.2% of Criticare's total outstanding common stock, ending BlueLine's efforts to reform Criticare's Board of Directors via a solicitation of stockholder consents.

Pursuant to the agreement, the size of the Criticare Board has been increased from six to seven members. Criticare has a classified Board of Directors whose members serve staggered three-year terms. William Moore, a principal of BlueLine, has been appointed to the class of directors whose terms expire at the 2009 annual meeting of Criticare stockholders, and Robert Munzenrider, who is not affiliated with BlueLine, has been appointed to the class of directors whose terms expire at the 2008 annual meeting. In connection with such appointments, Stephen Tannenbaum agreed to resign from the Criticare Board, in order to help facilitate the agreement for the benefit of the Criticare stockholders, and has been replaced by Mr. Munzenrider as the Chairman of Criticare's Audit Committee. In conjunction with the new appointments, BlueLine has entered into a "standstill" with Criticare that, among other things, precludes BlueLine from initiating new consent solicitations from the date of the agreement until the 30th day prior to Criticare's 2009 annual meeting of stockholders.

Mr. Moore (58) has been a director of BlueLine since February 2004. From March 2003 until February 2004, Mr. Moore was a general partner of Alpine Partners, a venture capital firm. Mr. Moore served as Chief Executive Officer of Metasensors, Inc., a medical device company, from August 1997 to March 2003. Mr. Moore is a co-founder and director of Natus Medical Inc., a NASDAQ-quoted medical device company.

Mr. Munzenrider (61), who currently serves on the board of directors (and the audit and governance/nominating committees) of NYSE-listed Viad Corp. and on the board of directors (and the audit and compensation committees) of NASDAQ-listed ATS Medical, Inc., previously acted as senior officer of several corporations, including as Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturing and marketing company, Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises, and Executive Vice President and Chief Financial Officer of Eliance Corp.

"We are confident that we have reached an agreement that will allow us to move past the events of the last six months. We look forward to a constructive relationship with Messrs. Moore and Munzenrider as we work toward the common goal of advancing Criticare. The Company is very grateful and appreciative to Steve Tannenbaum, who has graciously agreed to resign his position as a Company director and Chairman of the Audit Committee in order to help facilitate this agreement for the benefit of the stockholders, for his years of dedicated and faithful service to the Board and to the Company," said Emil Soika, the Company's President and Chief Executive Officer.

"BlueLine is pleased to have arrived at an arrangement where we can work with the management and Board of Criticare to advance the best interests of the Company's stockholders," Mr. Moore stated. "With everyone pulling in the same direction, we believe Criticare has the potential to create significant value."

Criticare Systems, Inc. (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

This press release contains forward-looking statements. Such statements refer to the Company's beliefs and expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described. Such uncertainties include, but are not limited to, the timely completion of new products, regulatory approvals for new products, the risk of new and better technologies, risks relating to international markets, as well as general conditions and competition in the Company's markets. Other risks are set forth in Criticare's reports and documents filed from time to time with the Securities and Exchange Commission.